Exhibit 99.1

Astoria Financial Corporation Announces Fourth Quarter EPS of $0.39; Full Year EPS of $1.80

Quarterly Cash Dividend Increased 8% to $0.26 Per Share

          LAKE SUCCESS, N.Y., Jan. 25 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) (“Astoria” or “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $37.1 million, or $0.39 diluted earnings per share (“EPS”), for the quarter ended December 31, 2006, compared to $57.7 million, or $0.57 EPS, for the 2005 fourth quarter.  For the 2006 fourth quarter, annualized returns on average equity, average tangible equity and average assets were 11.99%, 14.09% and 0.69%, respectively, compared to 16.97%, 19.64% and 1.03%, respectively, for the comparable 2005 period.

          For the year ended December 31, 2006, net income totaled $174.9 million, or $1.80 EPS, compared to $233.8 million, or $2.26 EPS, for the comparable 2005 period.  For the year ended December 31, 2006, returns on average equity, average tangible equity and average assets were 13.73%, 16.06% and 0.80%, respectively, compared to 17.06%, 19.72% and 1.02%, respectively, for the comparable 2005 period.

          2006 Full Year Financial Highlights

*	Deposits increased $414 million, or 3%, to $13.2 billion at December 31, 2006
*	Loan portfolio increased $579 million, or 4%, to $15.0 billion at December 31, 2006
	--	One-to-four family loan portfolio increased $456 million, or 5%, to $10.2 billion at December 31, 2006
	--	Multifamily/Commercial Real Estate (“CRE”) loan portfolio increased $185 million, or 5%, to $4.1 billion, or 27% of total loans, at December 31, 2006
*	Securities portfolio decreased $1.2 billion, or 19%, to $5.3 billion at December 31, 2006
*	Borrowings decreased $1.1 billion, or 14%, to $6.8 billion at December 31, 2006
*	Repurchased 8.4 million shares

          Commenting on the 2006 fourth quarter and full year results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria noted, “The persistence of an inverted yield curve environment during the fourth quarter and most of the year continued to exert pressure on our net interest margin and earnings while limiting opportunities for profitable balance sheet growth.  Therefore, we continued to focus on improving the balance sheet by growing loans and deposits, reducing securities and repurchasing our stock.”

          Board Increases Quarterly Cash Dividend 8%
          The Company also announced that the Board of Directors, at their January 24, 2007 meeting, declared a quarterly cash dividend of $0.26 per share, an increase of 8%.  The cash dividend is payable on March 1, 2007 to shareholders of record as of February 15, 2007.  This is the forty-seventh consecutive quarterly cash dividend declared by the Company. Commenting on the Board’s action, Mr. Engelke said, “The increase in the cash dividend is evidence of the Board’s continued confidence in the fundamental strength of the Company and its commitment to enhancing shareholder value.”

          Eleventh Stock Repurchase Program Continues
          During the 2006 fourth quarter, Astoria repurchased 1.9 million shares of its common stock at an average cost of $29.55 per share.  For the year ended December 31, 2006, Astoria repurchased a total of 8.4 million shares, completing its tenth stock repurchase program and commencing its eleventh stock repurchase program in the 2006 first quarter.  Under the current stock repurchase program, 1.9 million shares of the 10 million shares authorized remain available for repurchase.

          Board Sets Annual Shareholders’ Meeting Date
          The Board of Directors, at their January 24, 2007 meeting, established May 16, 2007 as the date for the Astoria Annual Meeting of Shareholders, with a voting record date of March 26, 2007.

          Fourth Quarter and Full Year Earnings Summary
          Net interest income for the quarter ended December 31, 2006 totaled $86.9 million compared to $90.7 million for the 2006 third quarter and $113.7 million for the fourth quarter a year ago.  For the year ended December 31, 2006, net interest income totaled $390.4 million compared to $478.8 million for the comparable 2005 period.

           Astoria’s net interest margin for the quarter ended December 31, 2006 declined to 1.69% from 1.75% for the previous quarter and 2.12% for the quarter ended December 31, 2005, primarily due to the cost of interest-bearing liabilities rising more rapidly than the yield on interest-earning assets. For the 2006 fourth quarter, multifamily/CRE loan prepayment penalty income increased to $4.0 million, from $2.1 million for the previous quarter and $3.0 million for the 2005 fourth quarter, primarily due to a $2.0 million prepayment penalty from a single CRE loan in the 2006 fourth quarter.  For the year ended December 31, 2006, the net interest margin declined to 1.87% from 2.19% for the 2005 full year period.

          Non-interest income for the quarter ended December 31, 2006 totaled $23.9 million compared to $26.6 million for the 2005 fourth quarter.  The decrease is primarily due to a decrease of $1.6 million in customer service fees, primarily NSF fees, and the absence of $1.3 million of non-recurring other income recorded in the 2005 fourth quarter.

          For the twelve months ended December 31, 2006, non-interest income declined to $91.4 million from $102.2 million for the comparable 2005 period. The decline was due primarily to the following:  a $5.5 million charge associated with the termination of interest rate swap agreements in the 2006 first quarter, a $1.4 million decrease in customer service fees, a $1.2 million decrease in mortgage banking income, net, a $0.9 million decrease in other loan fees primarily due to the outsourcing of mortgage servicing and $1.7 million of non-recurring income recorded in 2005.  The components of mortgage banking income, net, which is included in non-interest income, are detailed below:

(Dollars in millions)	4Q06	4Q05	2006	2005

Loan servicing fees	$1.0	$1.2	$4.4	$5.0
Amortization of MSR*	(0.9)	(1.2)	(3.7)	(5.2)
MSR valuation adjustments	0.5	0.1	2.0	2.7
Net gain on sale of loans	0.4	0.8	2.1	3.5
Mortgage banking income, net	$1.0	$0.9	$4.8	$6.0

*	Mortgage servicing rights

          General and administrative expense (“G&A”) for the quarter ended December 31, 2006 totaled $57.0 million compared to $52.7 million for the comparable 2005 period.  The increase was primarily due to a $2.4 million increase in compensation and benefits expense, a $0.9 million increase in occupancy, equipment and systems expense, due, in part, to the outsourcing of mortgage servicing in 2005, and an $0.8 million increase in advertising expense.  The increase in compensation and benefits expense is due to the adoption of SFAS 123R, effective January 1, 2006, the granting of restricted stock and an increase in ESOP expense.

          For the year ended December 31, 2006, G&A declined $6.9 million to $221.8 million from $228.7 million for the comparable 2005 period.  This is due, in part, to a net decrease of $3.0 million in compensation and benefits expense resulting primarily from the outsourcing of mortgage servicing and other company-wide cost saving initiatives undertaken in 2005, partially offset by an increase in stock based compensation of $4.5 million due to the adoption of SFAS 123R and the granting of restricted stock.  In addition, there was a decrease of $5.1 million in other expense, primarily lower goodwill litigation expense, and a decrease of $1.1 million in advertising expense, partially offset by a $2.3 million increase in occupancy, equipment and systems expense primarily related to the outsourcing of mortgage servicing in 2005.

          Balance Sheet Summary
          For the quarter and year ended December 31, 2006, total loans increased $225.8 million and $579.4 million, respectively, to $15.0 billion at December 31, 2006.  Total loan production for the fourth quarter and twelve months ended December 31, 2006 was $1.1 billion and $3.4 billion, respectively, compared to $1.0 billion and $4.3 billion, respectively, for the comparable 2005 periods.  The loan pipeline at December 31, 2006 totaled $1.0 billion, a decline of $107 million from the 2006 third quarter.

          During the 2006 fourth quarter, the 1-4 family mortgage loan portfolio increased $283.0 million, or 11% annualized, from the previous quarter and totaled $10.2 billion at December 31, 2006.  1-4 family loan originations and purchases for the 2006 fourth quarter totaled $948.7 million compared to $837.6 million for the 2005 fourth quarter.  Of the 2006 fourth quarter production, 73% consisted of 3/1 and 5/1 adjustable rate mortgage loans.

          For the year ended December 31, 2006, the 1-4 family mortgage loan portfolio increased $456.2 million, or 5%, fueled by loan originations and purchases totaling $2.7 billion compared to $3.3 billion for 2005.  Of the 2006 full year 1-4 family loan production, 74% consisted of 3/1 and 5/1 adjustable rate mortgage loans.

          During the 2006 fourth quarter, the multifamily and CRE loan portfolio decreased slightly and totaled $4.1 billion, or 27% of total loans, at December 31, 2006.  Multifamily and CRE loan originations totaled $105.0 million for the 2006 fourth quarter compared to $183.9 million for the comparable 2005 period.  The average loan-to-value ratio of the multifamily and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

          For the year ended December 31, 2006, the multifamily and CRE loan portfolio increased $185.0 million, or 5%.  Multifamily and CRE loan originations totaled $664.4 million for the 2006 full year compared to $952.9 million for 2005.

          At December 31, 2006, non-performing loans totaled $59.4 million, or 0.28% of total assets, compared to $55.1 million, or 0.25% of total assets, at September 30, 2006 and $65.0 million, or 0.29% of total assets, at December 31, 2005.  Net recoveries for the quarter ended December 31, 2006 totaled $12,000 compared to net charge-offs of $888,000 for the 2005 fourth quarter. For the year ended December 31, 2006, net charge-offs totaled $1.2 million compared to $1.6 million for the comparable 2005 period.  The ratio of the allowance for loan losses to non-performing loans at December 31, 2006 was 135%.

          For the quarter and year ended December 31, 2006, deposits increased $47.0 million and $413.6 million, respectively, to $13.2 billion at December 31, 2006.

          The continued inverted yield curve in the 2006 fourth quarter further reduced spread availability. We, therefore, continued to reduce non-core business activities.  Total securities for the quarter ended December 31, 2006 declined $258.8 million, or 18% annualized, to $5.3 billion at December 31, 2006, representing 25% of total assets.

          For the twelve months ended December 31, 2006, total securities declined $1.2 billion, or 19%, and borrowings declined $1.1 billion, or 14%.  Total assets declined $825.8 million from December 31, 2005 and totaled $21.6 billion at December 31, 2006.

          Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

						% Change
(Dollars in millions)	12/31/99	12/31/01	12/31/03	12/31/05	12/31/06	12/31/99-12/31/06

Assets	$22,700	$22,672	$22,462	$22,380	$21,555	- 5%
Loans	$10,286	$12,167	$12,687	$14,392	$14,972	+46%
Securities	$10,763	$8,013	$8,448	$6,572	$5,340	-50%
Deposits	$9,555	$10,904	$11,187	$12,810	$13,224	+38%
Borrowings	$11,528	$9,826	$9,632	$7,938	$6,836	-41%

          The following table illustrates this improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05	12/31/06	% Change	CAGR

Loans	$66.28	$89.36	$107.51	$137.11	$152.44	130%	13%
Deposits	$61.57	$80.09	$94.80	$122.04	$134.65	119%	12%

          Stockholders’ equity was $1.2 billion, or 5.64% of total assets at December 31, 2006.  Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.62%, 6.62% and 12.27%, respectively, at December 31, 2006.

          Future Outlook
          Commenting on the outlook for 2007, Mr. Engelke stated, “The interest rate environment continues to remain very challenging, characterized by a prolonged inversion of the yield curve.  During 2007, we continue to expect a gradual flattening of the yield curve and a relatively stable net interest margin, similar to the 2006 fourth quarter margin. We will, therefore, continue our strategy of reducing the securities portfolio while we emphasize deposit and loan growth, all of which will continue to improve the quality of both the balance sheet and earnings.  While we will continue to focus on the repurchase of our stock as a very desirable use of capital, the pace of the buyback activity is expected to be slower than in 2006 as we maintain tangible capital levels at or near 4.75%.  This strategy should better position us to take advantage of more profitable asset growth opportunities when the yield curve steepens.”

          Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.6 billion is the fifth largest thrift institution in the United States.  Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.2 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-six states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-three states and the District of Columbia.

          Earnings Conference Call January 25, 2007 at 9:30 a.m. (ET)
          The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning January 25, 2007 at 9:30 a.m. (ET).  The toll-free dial-in number is (800) 967-7140.

          A telephone replay will be available on January 25, 2007 from 12 noon (ET) through Friday, February 2, 2007, 11:59 pm (ET).  The replay number is (888) 203-1112, passcode: 2245521.  The conference call will also be simultaneously webcast on the Company’s website http://www.astoriafederal.com and archived for one year.

          Forward Looking Statements
          This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

          Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.  We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At December 31, 2006	At December 31, 2005

ASSETS
Cash and due from banks	$134,016	$169,234
Repurchase agreements	71,694	182,803
Securities available-for-sale	1,560,325	1,841,351
Securities held-to-maturity (fair value of $3,681,514 and $4,627,013, respectively)	3,779,356	4,730,953
Federal Home Loan Bank of New York stock, at cost	153,640	145,247
Loans held-for-sale, net	16,542	23,651
Loans receivable:
Mortgage loans, net	14,532,503	13,879,804
Consumer and other loans, net	439,188	512,489
	14,971,691	14,392,293
Allowance for loan losses	(79,942)	(81,159)
Total loans receivable, net	14,891,749	14,311,134
Mortgage servicing rights, net	15,944	16,502
Accrued interest receivable	78,761	80,318
Premises and equipment, net	145,231	151,494
Goodwill	185,151	185,151
Bank owned life insurance	385,952	382,613
Other assets	136,158	159,820
TOTAL ASSETS	$21,554,519	$22,380,271
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$13,224,024	$12,810,455
Reverse repurchase agreements	4,480,000	5,780,000
Federal Home Loan Bank of New York advances	1,940,000	1,724,000
Other borrowings, net	416,002	433,526
Mortgage escrow funds	132,080	124,929
Accrued expenses and other liabilities	146,659	157,134
TOTAL LIABILITIES	20,338,765	21,030,044
Stockholders’ equity:
Preferred stock, $1.00 par value; (5,000,000 shares authorized; none issued and outstanding)	—	—
Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 98,211,827 and 104,967,280 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	828,940	824,102
Retained earnings	1,856,528	1,774,924
Treasury stock (68,283,061 and 61,527,608 shares, at cost, respectively)	(1,390,495)	(1,171,604)
Accumulated other comprehensive loss	(58,330)	(49,536)
Unallocated common stock held by ESOP (6,155,918 and 6,465,273 shares, respectively)	(22,554)	(23,688)
Deferred compensation	—	(5,636)
TOTAL STOCKHOLDERS’ EQUITY	1,215,754	1,350,227
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,554,519	$22,380,271

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2006	2005	2006	2005

Interest income:
Mortgage loans:
One-to-four family	$131,879	$120,331	$510,105	$459,929
Multi-family, commercial real estate and construction	67,064	61,672	259,242	239,119
Consumer and other loans	8,817	8,705	35,735	31,160
Mortgage-backed and other securities	62,162	76,106	267,535	340,626
Repurchase agreements	1,205	2,257	6,410	6,123
Federal Home Loan Bank of New York stock	2,252	1,630	7,787	6,030
Total interest income	273,379	270,701	1,086,814	1,082,987
Interest expense:
Deposits	109,413	77,471	384,770	281,399
Borrowings	77,110	79,546	311,659	322,808
Total interest expense	186,523	157,017	696,429	604,207
Net interest income	86,856	113,684	390,385	478,780
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	86,856	113,684	390,385	478,780
Non-interest income:
Customer service fees	15,615	17,207	64,823	66,256
Other loan fees	1,303	1,337	4,058	4,980
Mortgage banking income, net	1,035	948	4,845	6,015
Income from bank owned life insurance	4,066	4,011	16,129	16,446
Other	1,843	3,056	1,495	8,502
Total non-interest income	23,862	26,559	91,350	102,199
Non-interest expense:
General and administrative:
Compensation and benefits	29,985	27,600	116,408	119,417
Occupancy, equipment and systems	16,825	15,905	66,034	63,695
Federal deposit insurance premiums	409	433	1,672	1,760
Advertising	2,079	1,275	7,747	8,815
Other	7,662	7,531	29,942	35,047
Total non-interest expense	56,960	52,744	221,803	228,734
Income before income tax expense	53,758	87,499	259,932	352,245
Income tax expense	16,652	29,750	85,035	118,442
Net income	$37,106	$57,749	$174,897	$233,803
Basic earnings per common share	$0.40	$0.58	$1.85	$2.30
Diluted earnings per common share	$0.39	$0.57	$1.80	$2.26
Basic weighted average common shares	92,354,297	99,478,069	94,754,732	101,476,376
Diluted weighted average common and common equivalent shares	94,735,740	101,449,368	97,280,150	103,408,637

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,

	2006	2005	2006	2005

	(Annualized)
Selected Returns and Financial Ratios
Return on average stockholders’ equity	11.99%	16.97%	13.73%	17.06%
Return on average tangible stockholders’ equity (1)	14.09	19.64	16.06	19.72
Return on average assets	0.69	1.03	0.80	1.02
General and administrative expense to average assets	1.06	0.94	1.01	1.00
Efficiency ratio (2)	51.45	37.61	46.04	39.37
Net interest rate spread (3)	1.57	2.03	1.76	2.11
Net interest margin (4)	1.69	2.12	1.87	2.19
Selected Non-GAAP Returns and Financial Ratios (5)
Non-GAAP return on average stockholders’ equity			14.01%	17.06%
Non-GAAP return on average tangible stockholders’ equity (1)			16.40	19.72
Non-GAAP return on average assets			0.82	1.02
Non-GAAP efficiency ratio (2)			45.53	39.37
Asset Quality Data (dollars in thousands)
Non-performing loans/total loans			0.40%	0.45%
Non-performing loans/total assets			0.28	0.29
Non-performing assets/total assets			0.28	0.30
Allowance for loan losses/ non-performing loans			134.55	124.81
Allowance for loan losses/ non-accrual loans			135.66	125.15
Allowance for loan losses/ total loans			0.53	0.56
Net charge-offs to average loans outstanding	0.00%	0.02%	0.01	0.01
Non-performing assets			$60,043	$66,093
Non-performing loans			59,416	65,027
Loans 90 days past maturity but still accruing interest			488	176
Non-accrual loans			58,928	64,851
Net (recoveries) charge-offs	$(12)	$888	1,217	1,599
Capital Ratios (Astoria Federal)
Tangible			6.62%	6.53%
Core			6.62	6.53
Risk-based			12.27	12.53
Other Data
Cash dividends paid per common share	$0.24	$0.20	$0.96	$0.80
Dividend payout ratio	61.54%	35.09%	53.33%	35.40%
Book value per share (6)			$13.21	$13.71
Tangible book value per share (7)			11.20	11.83
Average equity/average assets	5.74%	6.06%	5.83%	5.99%
Mortgage loans serviced for others (in thousands)			$1,363,591	$1,502,852
Full time equivalent employees			1,626	1,658

(1)	Average tangible stockholders’ equity represents average stockholders’ equity less average goodwill.
(2)	The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)

The information presented for the twelve months ended December 31, 2006 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP.  The 2006 information excludes the $3.7 million, after tax, ($5.5 million, before tax) charge for the termination of our interest rate swap agreements recorded in the 2006 first quarter.  See page 12 for a reconciliation of GAAP net income to non-GAAP earnings for the twelve months ended December 31, 2006.

(6)	Book value per share represents stockholders’ equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(7)	Tangible book value per share represents stockholders’ equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended December 31,

	2006			2005

	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost

			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,173,855	$131,879	5.19%	$9,754,809	$120,331	4.93%
Multi-family, commercial real estate and construction	4,242,832	67,064	6.32	4,005,714	61,672	6.16
Consumer and other loans (1)	449,440	8,817 7.85		522,429	8,705	6.67
Total loans	14,866,127	207,760	5.59	14,282,952	190,708	5.34
Mortgage-backed and other securities (2)	5,495,739	62,162	4.52	6,807,465	76,106	4.47
Repurchase agreements	90,752	1,205	5.31	229,174	2,257	3.94
Federal Home Loan Bank stock	147,227	2,252	6.12	131,178	1,630	4.97
Total interest- earning assets	20,599,845	273,379	5.31	21,450,769	270,701	5.05
Goodwill	185,151			185,151
Other non- interest-earning assets	782,146			825,378
Total assets	$21,567,142			$22,461,298
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings	$2,162,998	2,198	0.41	$2,564,728	2,598	0.41
Money market	456,617	1,152	1.01	690,978	1,688	0.98
NOW and demand deposit	1,462,088	215	0.06	1,554,803	230	0.06
Liquid certificates of deposit	1,420,831	17,824	5.02	537,574	4,710	3.50
Total core deposits	5,502,534	21,389	1.55	5,348,083	9,226	0.69
Certificates of deposit	7,617,237	88,024	4.62	7,419,474	68,245	3.68
Total deposits	13,119,771	109,413	3.34	12,767,557	77,471	2.43
Borrowings	6,848,655	77,110	4.50	8,000,733	79,546	3.98
Total interest- bearing liabilities	19,968,426	186,523	3.74	20,768,290	157,017	3.02
Non-interest- bearing liabilities	360,334			331,989
Total liabilities	20,328,760			21,100,279
Stockholders’ equity	1,238,382			1,361,019
Total liabilities and stockholders’ equity	$21,567,142			$22,461,298
Net interest income/ net interest rate spread		$86,856	1.57%		$113,684	2.03%
Net interest-earning assets/net interest margin	$631,419		1.69%	$682,479		2.12%
Ratio of interest- earning assets to interest-bearing liabilities	1.03x			1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for- sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Twelve Months Ended December 31,

	2006			2005

	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$9,984,760	$510,105	5.11%	$9,461,023	$459,929	4.86%
Multi-family, commercial real estate and construction	4,204,883	259,242	6.17	3,862,281	239,119	6.19
Consumer and other loans (1)	478,447	35,735	7.47	526,071	31,160	5.92
Total loans	14,668,090	805,082	5.49	13,849,375	730,208	5.27
Mortgage-backed and other securities (2)	5,946,591	267,535	4.50	7,671,532	340,626	4.44
Repurchase agreements	131,418	6,410	4.88	195,863	6,123	3.13
Federal Home Loan Bank stock	143,002	7,787	5.45	130,759	6,030	4.61
Total interest- earning assets	20,889,101	1,086,814	5.20	21,847,529	1,082,987	4.96
Goodwill	185,151			185,151
Other non- interest-earning assets	786,062			852,475
Total assets	$21,860,314			$22,885,155
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings	$2,325,346	9,362	0.40	$2,742,417	11,015	0.40
Money market	536,549	5,287	0.99	804,855	7,513	0.93
NOW and demand deposit	1,500,131	877	0.06	1,569,419	928	0.06
Liquid certificates of deposit	1,092,533	50,460	4.62	350,923	10,708	3.05
Total core deposits	5,454,559	65,986	1.21	5,467,614	30,164	0.55
Certificates of deposit	7,539,840	318,784	4.23	7,146,664	251,235	3.52
Total deposits	12,994,399	384,770	2.96	12,614,278	281,399	2.23
Borrowings	7,242,568	311,659	4.30	8,566,812	322,808	3.77
Total interest- bearing liabilities	20,236,967	696,429	3.44	21,181,090	604,207	2.85
Non-interest- bearing liabilities	349,170			333,522
Total liabilities	20,586,137			21,514,612
Stockholders’ equity	1,274,177			1,370,543
Total liabilities and stockholders’ equity	$21,860,314			$22,885,155
Net interest income/ net interest rate spread		$390,385	1.76%		$478,780	2.11%
Net interest-earning assets/net interest margin	$652,134		1.87%	$666,439		2.19%
Ratio of interest- earning assets to interest-bearing liabilities	1.03x			1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for- sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At December 31, 2006		At September 30, 2006		At December 31, 2005

	Balance	Weighted Average Rate (1)	Balance	Weighted Average Rate (1)	Balance	Weighted Average Rate (1)

Selected interest- earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,214,146	5.48%	$9,931,184	5.40%	$9,757,920	5.19%
Multi-family, commercial real estate and construction	4,227,931	5.96	4,268,679	5.96	4,039,733	5.88
Mortgage-backed and other securities (3)	5,339,681	4.35	5,598,523	4.34	6,572,304	4.35
Interest-bearing liabilities:
Savings	2,129,416	0.40	2,209,535	0.40	2,510,897	0.40
Money market	435,657	0.98	478,932	1.00	648,730	0.95
NOW and demand deposit	1,496,986	0.06	1,466,725	0.06	1,569,859	0.06
Liquid certificates of deposit	1,447,462	4.88	1,402,562	5.05	619,784	3.66
Total core deposits	5,509,521	1.53	5,557,754	1.54	5,349,270	0.74
Certificates of deposit	7,714,503	4.62	7,619,252	4.54	7,461,185	3.73
Total deposits	13,224,024	3.33	13,177,006	3.27	12,810,455	2.48
Borrowings, net	6,836,002	4.45	6,824,359	4.38	7,937,526	3.97

(1)

Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

RECONCILIATION OF 2006 GAAP NET INCOME TO NON-GAAP EARNINGS
(In Thousands, Except Per Share Data)

	For the Twelve Months Ended December 31, 2006

	GAAP	Adjustments (4)	Non-GAAP

Net interest income after provision for loan losses	$390,385	$—	$390,385
Non-interest income	91,350	5,456	96,806
Non-interest expense	221,803	—	221,803
Income before income tax expense	259,932	5,456	265,388
Income tax expense	85,035	1,785	86,820
Net income	$174,897	$3,671	$178,568
Basic earnings per common share	$1.85	$0.04	$1.88	(5)
Diluted earnings per common share	$1.80	$0.04	$1.84

(4)	Adjustments relate to the $5.5 million charge for the termination of our interest rate swap agreements and the related tax effects.
(5)	Figures do not cross foot due to rounding.

SOURCE  Astoria Financial Corporation
          -0-                       01/25/2007
          /CONTACT:  Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/
          /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
          /Web site:  http://www.astoriafederal.com
                            http://ir.astoriafederal.com/
          (AF)